UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 28, 2012

LEXMARK INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14050	06-1308215
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Lexmark Centre Drive
740 West New Circle Road
Lexington, Kentucky 40550
(Address of Principal Executive Offices) (Zip Code)

(859) 232-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

As previously disclosed in a Current Report on Form 8-K filed on August 28, 2012, the Board of Directors of Lexmark International, Inc. (the “Company”) approved the repurchase of an additional $200 million of its Class A Common Stock, raising its share repurchase authority to approximately $351 million at that time.  After entering into the transaction described below, the Company now has approximately $251 million of share repurchase authority remaining.

After the close of the markets on August 28, 2012, the Company entered into an accelerated share repurchase agreement (“ASR Agreement”) with Citibank, N.A. (“Citibank”).  Pursuant to the terms of the ASR Agreement, the Company will purchase $100 million of the outstanding shares of its Class A Common Stock from Citibank.  The ASR Agreement requires Citibank to deliver to the Company on September 4, 2012, 3,931,545 shares, equal to 85 percent of the shares that would be repurchased at a price of $21.62, the closing price of the Company’s Class A Common Stock on August 28, 2012.  The number of shares to be delivered to the Company by Citibank under the ASR Agreement shall be adjusted based on a discount to the average of the daily volume weighted average price of the Company’s Class A Common Stock during the term of the ASR Agreement.  If the number of shares to be delivered to the Company is less than the initial delivery of shares by Citibank, the Company may be required to remit shares or cash to Citibank as a result of such adjustment.  The share repurchases are expected to be completed during the second half of 2012.

The foregoing description of the ASR Agreement is a summary and is qualified in its entirety by the terms of the ASR Agreement, a copy of which will be filed as an exhibit to the Company’s Form 10-Q for the quarter ending September 30, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexmark International, Inc.
(Registrant)

September 4, 2012	By:	/s/ Robert J. Patton
Robert J. Patton
Vice President, General Counsel and Secretary